Exhibit 99.1
NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Most Profitable Annual Results in Company History
Company schedules conference call for March 8, 2007 at 10:00 A.M. EST
DALLAS, TEXAS, March 7, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the fourth quarter and for the year ended December 31, 2006. Excluding special items, Alon today reported net income for the fourth quarter of 2006 of $26.0 million, or $0.56 per share, compared to $28.8 million, or $0.62 per share, for the same period last year. Including special items, net income for the fourth quarter of 2006 was $22.0 million, or $0.47 per share, compared to $29.7 million, or $0.64 per share, for the same period last year.
Special items for the fourth quarter included $6.1 million of aggregate after-tax inventories adjustments related to the refinery acquisitions of Paramount Petroleum Corporation (“Paramount”) and Edgington Oil Company (“Edgington”) in the third quarter of 2006. Special items for the three months ended December 31, 2006 and 2005 also included $2.0 million and $0.8 million, respectively, of after-tax gain recognized on disposition of assets (“after-tax gain”) in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. in the first quarter of 2005 (the “HEP Contribution”).
Jeff Morris, Alon’s President and CEO, commented “We are pleased with the record annual results for Alon with an increase in net income of more than 50% over net income for 2005, which was our second best year on record. We are continuing our integration of the California refineries and remain very excited about the opportunities we have identified from these acquisitions. In our March 19 analysts day, we will present to the market, for the first time, our 3-4 years growth and profit improvement capital expenditure plans in California. These plans will accomplish material throughput and complexity increases to allow our California refineries to better capture favorable West Coast market conditions.”
For the year ended December 31, 2006, Alon’s net income was $138.5 million, or $2.96 per share, compared to $80.1 million, or $2.01 per share, for the year ended December 31, 2005, excluding special items in both years. Including special items, net income for the year ended December 31, 2006 was $157.4 million, or $3.37 per share, compared to net income of $104.0 million, or $2.61 per share, for the year ended December 31, 2005.

Special items for the year ended December 31, 2006 included: $38.9 million of aggregate after-tax gains resulting from the sale of Alon’s Amdel and White Oil crude pipelines to an affiliate of Sunoco Logistics Partners, L.P. in the first quarter of 2006 and from the HEP Contribution; $5.8 million of aggregate after-tax interest expense resulting from the prepayment of Alon’s $100.0 million term loan facility and the prepayment of an approximately $30.0 million term loan by Alon’s retail subsidiaries; $12.5 million of after-tax inventories adjustments related to the acquisitions of Paramount and Edgington; and a $1.8 million after-tax charge for a special employee bonus payment related to special dividend payments in September 2006. Special items for the year ended December 31, 2005 included $23.9 million of after-tax gain recognized in connection with the HEP Contribution.
The decrease in net income for the fourth quarter 2006 over the fourth quarter 2005 was primarily attributable to lower refinery production at the Big Spring refinery and a lower Gulf Coast 3-2-1 crack spread. The differentials between WTI and WTS crude oil (“WTI/WTS”) continued favorable for the quarter. Refinery production at the Big Spring refinery decreased to an average of 64,910 barrels per day for the fourth quarter of 2006, compared to an average of 71,865 barrels per day for the fourth quarter of 2005. Refinery production was reduced in the fourth quarter of 2006 due to operation limitations that were resolved during planned maintenance in January 2007. Refinery production in the fourth quarter of 2006 also included the first full quarter of production from the newly acquired Paramount and Edgington, California refineries with a combined production of 57,770 barrels per day for the quarter. Refinery production at the Paramount refinery was reduced during December 2006 for a scheduled two-week crude unit turnaround. The turnaround has now enabled the Paramount refinery to increase production to new planned production levels for 2007. Gulf Coast 3-2-1 crack spreads decreased to an average of $8.54 per barrel compared to an average of $11.46 per barrel for the fourth quarter of 2005, which was impacted by production interruptions in the Gulf Coast region in connection with hurricanes Katrina and Rita.
The increase in net income for the year ended December 31, 2006 over the year ended December 31, 2005 was primarily attributable to continued strong industry refining margins, favorable differentials between WTI and WTS crude oil and increased refinery production. Gulf Coast 3-2-1 crack spreads increased to an average of $12.48 per barrel compared to an average of $11.45 per barrel for the year 2005. WTI/WTS crude oil differentials for the year 2006 increased to an average of $5.15 per barrel compared to an average of $4.62 per barrel for the year 2005. For the year ended December 31, 2006, refinery production at the Big Spring refinery increased to an average of 64,561 barrels per day compared to an average of 64,393 barrels per day for 2005. Additionally, refinery production at the newly acquired California refineries averaged 58,540 barrels per day, which includes the Paramount, California refinery for the period August through December 2006 and the Long Beach, California refinery for the period October through December 2006.
During the third quarter of 2006, Alon completed the acquisition of three refineries and seven asphalt terminals. The Paramount and Edgington refinery acquisitions are consistent with Alon’s general business strategy of increasing cash flow and earnings through the acquisition of assets or businesses that are logical extensions of its existing assets or businesses. The addition of the Paramount and Edgington assets has also increased the geographic diversity of Alon’s Refining and Marketing segment and Asphalt segment by allowing Alon to expand throughout the Southwest region to the West Coast of the United States. With the addition of the Paramount and Edgington refineries, Alon believes it has diversified the risks associated with being a single asset refinery. The Paramount and Edgington refineries are now operated as one integrated refinery. Alon intends to apply its experience of increasing reliability, capacity and yields at its

Big Spring refinery to the newly-acquired assets in order to maximize the return on these investments.
In addition, Alon completed the acquisition of 40 convenience stores in El Paso, Texas effective July 3, 2006. This acquisition provided Alon a leading market position in El Paso and is consistent with Alon’s integration strategy.
On March 1, 2007, Paramount entered into an amended and restated credit agreement (“Paramount Credit Facility”) with Bank of America N.A. as agent, sole lead arranger and book manager primarily secured by the assets of Paramount and Edgington. Borrowings under the Paramount Credit Facility are limited to up to $300.0 million, consisting of revolving loans and letters of credit. Amounts borrowed under the Paramount Credit Facility accrue interest at the Eurodollar plus a margin based on excess availability grid. The Paramount Credit Facility expires on February 28, 2012.
On March 2, 2007, Alon entered into a definitive agreement to acquire all the common stock of Skinny’s, Inc., a privately held Abilene, Texas-based company that owns and operates 102 FINA branded stores in Central and West Texas. The total consideration is estimated to be approximately $70 million plus certain post-closing adjustments. Of the 102 stores, two-thirds are owned and one-third are leased. Alon expects to continue to operate these stores under the FINA brand and to supply motor fuels to the stores from its Big Spring refinery. Alon also anticipates converting the acquired stores to the 7-Eleven brand. The closing date of the acquisition is expected to occur in the second quarter of 2007, following regulatory and other closing conditions. When the acquisition is finalized, Alon will own and operate more than 300 convenience stores.
The Company has scheduled a conference call for Thursday, March 8, 2007, at 10:00 a.m. EST, to discuss the fourth quarter 2006 results. To access the call, please dial (800) 218-0204, or (303) 262-2130 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon USA corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through March 22, 2007 and may be accessed by calling (800) 405-2236, or (303) 590-3000, for international callers, and using the passcode 11080868. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with total crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 200 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL	For the Three Months Ended		For the Year Ended
INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR	December 31,		December 31,
BALANCE SHEET DATA AS OF DECEMBER 31, 2005 AND
INCOME STATEMENT DATA FOR THE YEAR ENDED	2006	2005	2006	2005
DECEMBER 31, 2005 IS UNAUDITED)
	(dollars in thousands, except earnings and cash dividends per share)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$920,234	$682,032	$3,198,084	$2,328,507
Operating costs and expenses:
Cost of sales (1)	797,184	574,917	2,733,698	1,990,338
Direct operating expenses	48,263	30,584	129,277	93,843
Selling, general and administrative expenses (2)	22,651	21,488	84,756	73,219
Depreciation and amortization (3)	13,792	5,613	34,274	20,935

Total operating costs and expenses	881,890	632,602	2,982,005	2,178,335

Gain on disposition of assets (4)	3,286	1,348	63,255	38,591

Operating income	41,630	50,778	279,334	188,763
Interest expense	(10,507)	(4,747)	(30,658)	(19,326)
Equity earnings in subsidiaries	986	353	3,161	1,086
Other income, net	1,492	2,426	7,740	4,775

Income before income tax expense and minority interest in income of subsidiaries	33,601	48,810	259,577	175,298
Income tax expense	10,616	17,284	93,968	65,518

Income before minority interest in income of subsidiaries	22,985	31,526	165,609	109,780
Minority interest in income of subsidiaries	1,015	1,844	8,241	5,792

Net income	$21,970	$29,682	$157,368	$103,988

Earnings per share (5)	$0.47	$0.64	$3.37	$2.61

Weighted average shares outstanding (5)	46,751	46,731	46,738	39,889

Cash dividends per share	$0.04	$—	$3.03	$1.72

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$54,549	$105,413	$142,977	$137,895
Investing activities	(19,455)	(161,572)	(421,070)	(106,962)
Financing activities	(14,841)	(315)	205,439	42,530

OTHER DATA:
Adjusted net income (6)	$26,022	$28,848	$138,545	$80,098
Earnings per share, excluding after-tax gain on disposition of assets, interest expense related to prepayment of debt, net of tax, inventories adjustments related to acquisitions, net of tax, and special employee bonus payment, net of tax (6)	$0.56	$0.62	$2.96	$2.01
Adjusted EBITDA (7)	54,614	57,822	261,254	176,968
Capital expenditures (8)	12,454	5,466	39,832	23,034
Capital expenditures for turnaround and chemical catalyst	950	670	3,940	12,041

	Dec. 31,	Dec. 31,
	2006	2005
BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments	$64,166	$322,140
Working capital	228,779	275,996
Total assets	1,408,785	758,780
Total debt	498,669	132,390
Total stockholders’ equity (9)	290,330	279,493

RESULTS OF OPERATIONS — FINANCIAL DATA	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
REFINING AND MARKETING SEGMENT (A)	2006	2005	2006	2005
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales	$936,648	$702,948	$2,849,137	$2,136,807
Operating costs and expenses:
Cost of sales	851,316	603,689	2,491,457	1,846,739
Direct operating expenses	39,339	28,753	108,673	88,145
Selling, general and administrative expenses	5,322	8,166	19,192	21,405
Depreciation and amortization	10,483	3,701	24,961	14,330

Total operating costs and expenses	$906,460	$644,309	$2,644,283	$1,970,619

Gain on disposition of assets (4)	3,282	1,348	63,251	38,628

Operating income	$33,470	$59,987	$268,105	$204,816

KEY OPERATING STATISTICS:
Total sales volume (bpd)	132,436	93,980	131,662	87,251
Non-integrated marketing sales volume (bpd) (10)	15,615	19,577	17,995	20,335
Non-integrated marketing margin (per barrel sales volume) (10)	$0.75	$(4.98)	$(0.47)	$(1.32)
Per barrel of throughput:
Refinery operating margin — Big Spring (11)	$9.81	$16.24	$13.63	$12.69
Refinery operating margin — CA Refineries (11)	6.21	—	5.67	—
Refinery direct operating expenses — Big Spring (12)	4.23	4.31	3.63	3.73
Refinery direct operating expenses — CA Refineries (12)	2.50	—	2.38	—
Capital expenditures	5,051	4,617	27,740	18,910
Capital expenditures for turnaround and chemical catalyst	950	670	3,940	12,041

PRICING STATISTICS:
WTI crude oil (per barrel)	$59.39	$59.33	$66.06	$56.49
WTS crude oil (per barrel)	54.54	53.82	60.91	51.87
MAYA crude oil (per barrel)	46.96	43.27	51.26	40.89
Crack spreads (3/2/1) (per barrel):
Gulf Coast (13)	$8.54	$11.46	$12.48	$11.45
Group III (13)	9.94	9.29	14.37	11.44
West Coast (13)	18.90	15.84	24.30	21.43
Crude oil differentials (per barrel):
WTI less WTS (14)	$4.85	$5.51	$5.15	$4.62
WTI less Maya (14)	12.97	16.71	14.74	15.55
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.540	$1.596	$1.829	$1.588
Gulf Coast low-sulfur diesel	1.772	1.864	1.951	1.676
Group III unleaded gasoline	1.561	1.570	1.866	1.594
Group III low-sulfur diesel	1.829	1.761	2.014	1.665
West Coast LA CARBOB (unleaded gasoline)	1.872	1.746	2.196	1.885
West Coast LA ultra low-sulfur diesel	1.888	1.878	2.060	1.800
____________
(A)	Following the acquisitions of Paramount and Edgington, the Company added a third reporting segment, the Asphalt segment, beginning in the third quarter ended September 30, 2006. As a result, asphalt is no longer included in the Refining and Marketing segment. All comparable periods for the Refining and Marketing segment exclude asphalt, as this information is now reflected in the Asphalt segment.

THROUGHPUT AND
YIELD DATA: BIG
SPRING	For the Three Months Ended					For the Year Ended
	December 31,				December 31,
	2006		2005		2006		2005
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	59,383	95.4	63,894	95.4	58,529	95.1	55,643	91.6
Sweet crude	2,850	4.6	3,111	4.6	2,987	4.9	5,072	8.4

Total crude throughput	62,233	100.0	67,005	100.0	61,516	100.0	60,715	100.0
Blendstocks	3,698		5,451		3,897		4,040

Total refinery throughput (15)	65,931		72,456		65,413		64,755

Refinery production (16):
Gasoline	31,249	48.1	35,007	48.7	29,671	46.0	29,499	45.8
Diesel/jet	19,785	30.5	23,436	32.6	20,651	32.0	21,903	34.0
Asphalt	5,691	8.8	5,625	7.8	6,147	9.5	5,824	9.1
Petrochemicals	4,834	7.4	4,282	6.0	4,465	6.9	4,256	6.6
Other	3,351	5.2	3,515	4.9	3,627	5.6	2,911	4.5

Total refinery production	64,910	100.0	71,865	100.0	64,561	100.0	64,393	100.0

Refinery Utilization (17)		88.9%		95.7%		90.8%		94.3%

THROUGHPUT AND YIELD	For the Three Months Ended		For the Period Ended
DATA: CALIFORNIA	December 31,		December 31,
REFINERIES (B)	2006		2006
	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	37,422	63.4	37,171	62.3
Heavy crude	21,615	36.6	22,533	37.7

Total crude throughput	59,037	100.0	59,704	100.0
Blendstocks	616		362

Total refinery throughput (15)	59,653		60,066

Refinery production (16):
Gasoline	7,555	13.1	6,806	11.6
Diesel/jet	10,922	18.9	11,026	18.9
Asphalt	18,497	32.0	19,500	33.3
Other	20,796	36.0	21,208	36.2

Total refinery production	57,770	100.0	58,540	100.0

Refinery Utilization (17)		83.8%		83.8%

____________
(B)	For the period ended December 31, 2006, represents throughput and production data for the period from August 1, 2006 through December 31, 2006 for the Paramount, California refinery and for the period from September 28, 2006 through December 31, 2006 for the Long Beach, California refinery.

RESULTS OF OPERATIONS — FINANCIAL DATA	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
ASPHALT SEGMENT — (C)	2006	2005	2006	2005
	(dollars in thousands, except per gallon and per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$166,766	$38,574	$389,634	$114,910
Operating costs and expenses:
Cost of sales (18)	146,368	44,651	346,839	124,124
Direct operating expenses	8,924	1,831	20,604	5,698
Selling, general and administrative expenses	1,221	591	8,773	1,527
Depreciation and amortization	1,791	57	2,247	134

Total operating costs and expenses	158,304	47,130	378,463	131,483

Gain on disposition of assets	—	—	—	—

Operating income (loss)	$8,462	$(8,556)	$11,171	$(16,573)

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	460	127	1,153	487
Sales price per ton	$362.53	$303.73	$337.93	$235.95
Asphalt margin per ton	$44.34	$(47.85)	$37.12	$(18.92)
Capital expenditures	$1,756	$—	$3,156	$170
____________
(C)	For the year ended December 31, 2006, includes asphalt sales for the period from August 1, 2006 through December 31, 2006 from the Paramount acquisition and for the period from September 28, 2006 through December 31, 2006 for the Edgington acquisition.

RESULTS OF OPERATIONS — FINANCIAL DATA	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
RETAIL SEGMENT	2006	2005	2006	2005
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$87,197	$75,993	$351,493	$326,537
Operating costs and expenses:
Cost of sales (18)	69,877	62,060	287,582	269,222
Selling, general and administrative expenses	15,941	12,623	56,280	49,796
Depreciation and amortization	1,262	1,367	5,453	4,557

Total operating costs and expenses	87,080	76,050	349,315	323,575

Gain (loss) on disposition of assets	4	—	4	(37)

Operating income	$121	$(57)	$2,182	$2,925

KEY OPERATING STATISTICS:
Number of stores (end of period) (19)	206	167	206	167
Fuel sales (thousands of gallons)	20,121	17,942	75,969	87,714
Fuel sales (thousands of gallons per site per month) (19)	33	36	34	45
Fuel margin (cents per gallon) (20)	14.9	17.1	16.0	14.9
Fuel sales price (dollars per gallon) (21)	$2.24	$2.39	$2.55	$2.20
Merchandise sales	$42,172	$33,059	$157,468	$133,305
Merchandise sales (per site per month) (19)	$68	$66	$70	$68
Merchandise margin (22)	34.0%	32.9%	32.9%	33.2%
Capital expenditures	$5,621	$581	$8,748	$3,484
______________________
(1)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location or grade requirements. As of January 1, 2006, such buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold. Prior to January 1, 2006, the results of buy/sell transactions were recorded separately in sales and cost of sales in the consolidated statements of operations.
(2)	Includes corporate headquarters selling, general and administrative expenses of $167 and $108 for the three months ended December 31, 2006 and 2005, respectively, and $511 and $491 for the years ended December 31, 2006 and 2005, respectively.

(3)	Includes corporate depreciation and amortization of $256 and $488 for the three months ended December 31, 2006 and 2005, respectively, and $1,613 and $1,914 for the years ended December 31, 2006 and 2005, respectively.
(4)	Gain on disposition of assets reported in the year ended December 31, 2006, reflects the $52.5 million pre-tax gain on disposition of assets, recorded in connection with the Amdel and White Oil transaction and the recognition of $10.8 million deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in the year ended December 31, 2005, reflects the $26.7 million initial pre-tax gain and $11.9 million deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in the fourth quarter 2006 and 2005, reflects $3.3 million and $1.3 million, respectively, of deferred gain recorded in connection with the HEP transaction.
(5)	Weighted average common shares outstanding and earnings per common share amounts for the three and twelve months ended December 31, 2005 have been restated to reflect the effect of the 33,600-for-one split of our common stock which was effective on July 6, 2005.
(6)	The following table provides a reconciliation of net income under United States generally accepted accounting principles (“GAAP”) to adjusted net income utilized in determining earnings per common share, excluding the after-tax gain on disposition of assets, the after-tax interest expense related to the prepayment of debt, the after-tax inventories adjustments related to acquisitions and the after-tax special employee bonus payment. Our management believes that the presentation of adjusted net income and earnings per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	For theThree Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(dollars in thousands, except earnings per share)
Net income	$21,970	$29,682	$157,368	$103,988
Plus: Interest expense related to prepayment of debt, net of tax	—	—	5,866	—
Plus: Inventories adjustments related to acquisitions, net of tax	6,074	—	12,459	—
Plus: Special employee bonus payment, net of tax	—	—	1,780	—
Less: Gain on disposition of assets, net of tax	(2,022)	(834)	(38,928)	(23,890)

Adjusted net income	26,022	28,848	138,545	80,098

Weighted average common equivalent shares outstanding	46,751	46,731	46,738	39,889

Earnings per share, excluding after-tax gain on disposition of assets, interest expense related to prepayment of debt, net of tax, inventories adjustments related to acquisitions, net of tax and special employee bonus payment, net of tax	$0.56	$0.62	$2.96	$2.01

(7)	EBITDA represents earnings before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA, exclusive of gain on disposition of assets. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP; however, the amounts included in EBITDA and Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. EBITDA is the basis for calculating selected financial ratios as required in the debt covenants in our revolving credit agreement.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.
     The following table reconciles net income to Adjusted EBITDA for the three months and year ended December 31, 2006 and 2005, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(dollars in thousands)
Net income	$21,970	$29,682	$157,368	$103,988
Minority interest in income of subsidiaries	1,015	1,844	8,241	5,792
Income tax expense	10,616	17,284	93,968	65,518
Interest expense	10,507	4,747	30,658	19,326
Depreciation and amortization	13,792	5,613	34,274	20,935

EBITDA	57,900	59,170	324,509	215,559
Gain on disposition of assets	(3,286)	(1,348)	(63,255)	(38,591)

Adjusted EBITDA	$54,614	$57,822	$261,254	$176,968

(8)	Includes corporate capital expenditures of $26 and $268 for the three months ended December 31, 2006 and 2005, respectively, and $188 and $470 for the year ended December 31, 2006 and 2005, respectively, which are not included in the capital expenditures of our other three operating segments.
(9)	Total stockholders’ equity as of December 31, 2006 includes the effect of dividend distributions of approximately $141.8 million during the year ended December 31, 2006.
(10)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.
(11)	Refinery operating margin for the Big Spring refinery is a per barrel measurement calculated by dividing the margin between net sales (exclusive of sale of sulfur credits for $3.3 million for the year-ended December 31, 2006) and cost of sales attributable to our refining and marketing segment, exclusive of net sales and cost of sales relating to our non-integrated system, by our Big Spring refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for our California refineries is calculated by dividing the margin between the net sales and cost of sales, excluding inventories adjustments related to acquisitions of $9.4 million and $20.0 million for the fourth quarter and the year ended December 31, 2006, respectively, by the throughput volumes at the

California refineries. The refinery operating margin for the California refineries including these inventories adjustments would have been $4.50 and $3.50 for the fourth quarter and the year ended December 31, 2006, respectively.
(12)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.
(13)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA #2 CARB pipeline diesel and the market value of WTI crude oil.
(14)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.
(15)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.
(16)	Refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.
(17)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.
(18)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.
(19)	On July 3, 2006, Alon completed the purchase of 40 convenience stores in West Texas. Since that date, Alon has operated 206 owned and leased 7-Eleven branded convenience stores.
(20)	Fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.
(21)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment.
(22)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
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